                                  EXHIBIT 4.1

                            APPLIED MATERIALS, INC.
                         EMPLOYEES' STOCK PURCHASE PLAN
                   (as amended and restated October 16, 1995)


1.       ESTABLISHMENTS; PURPOSE

                 Effective as of October 16, 1995, the Corporation hereby amends, restates and continues in its entirety, the Applied Materials, Inc. Employees' Stock Purchase Plan on the following terms and conditions. The Plan is intended to encourage ownership of Common Stock of the Corporation by all Eligible Employees and to provide incentives for them to exert maximum efforts for the success of the Corporation and its Affiliates. By extending to Eligible Employees the opportunity to acquire proprietary interests in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its shareholders by making it possible for the Corporation to attract and retain qualified employees. The Plan is intended to qualify as an employee stock purchase plan under section 423 of the Code.

2.       DEFINITIONS

                 The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

                 2.1 "Affiliate" means any (i) parent to the Corporation as determined under Section 424(e) of the Code and (ii) any subsidiary to the Corporation as determined under Section 424(f) of the Code which parent or subsidiary has been designated by the Board as a corporation employees of which may participate in the Plan.

                 2.2 "Board" means the Board of Directors of the Corporation, as from time to time constituted.

                 2.3 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                 2.4 "Common Stock" means the common stock of the Corporation.

                 2.5 "Corporation" means Applied Materials, Inc., a Delaware Corporation.

                 2.6 "Eligible Employee" means any employee eligible to participate in the Plan in accordance with Section 5.

                 2.7 "Grant Date" means that date specified by the Board under Section 7 for the granting of Options in an Offering under the Plan.

                 2.8      "Offering" means an offer to purchase stock under
Section 6.

                 2.9 "Option" means an option to acquire Common Stock under the terms of this Plan.

                 2.10 "Participating Employee" means, with respect to each Offering under the Plan, any Eligible Employee who has elected to participate in accordance with Section 7.

                 2.11 "Plan" means this Employees' Stock Purchase Plan, as amended from time to time.

                 2.12 "Plan Administrator" means the employee or employees of the Corporation selected by the Board or the Committee (if authorized by the Board under Section 4.3) to perform certain ministerial duties in the administration of the Plan.

3.       STOCK SUBJECT TO THE PLAN

                 No more than 2,400,000 shares of Common Stock may be issued upon the exercise of Options granted under the Plan, subject to adjustments as provided in Section 9, which may be unissued shares, reacquired shares, or shares brought on the market. If any Option which shall have been granted shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall again become available for purposes of the Plan (unless the Plan shall have been terminated).

4.       ADMINISTRATION

                 4.1 The Plan shall be administered by the Board, except to the extent that the Board shall delegate responsibility for the administration of the Plan as stated in Section 4.3.

                 4.2 The Board shall have the plenary power, subject to and within the limits of the express provisions of the Plan:

                 (a) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, shall generally determine all questions of policy and expediency that may arise, and may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any instrument associated with the Plan, in such manner and to such extent as the Board shall deem necessary to make the Plan fully effective.

                 (b) To establish the terms of each Offering of Common Stock under the Plan.

                 (c) Adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Eligible Employees who are foreign nationals or employed outside of the United States.

                 4.3 The Board, by resolution, may delegate responsibility for the administration of the Plan or any part thereof, to a committee (the "Committee") composed of not less than the minimum number of disinterested members of the Board as is necessary to maintain the qualification of the Plan under Rule 16b-3 or any similar or successor rule promulgated under the Exchange Act of 1934, as amended ("Rule 16b-3"). The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. To the extent that responsibility for the administration of the Plan is delegated to the Committee, the Committee shall have the powers theretofore possessed by the Board and to the extent that the Committee has been so authorized to act, all references in this Plan to the Board shall include the Committee, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as, from time to time, may be adopted by the Board. The Board at any time, by resolution, may revoke such delegation and re-vest in the Board all or any part of the responsibility for the administration of the Plan.

                 4.4 The Board or the Committee (if authorized by the Board under Section 4.3) may delegate to the Plan Administrator the responsibility to perform certain ministerial duties in the administration of the Plan as are specified in this Plan. To the extent that the Board or Committee has not delegated such duties to the Plan Administrator, all references in this Plan to Plan Administrator shall include the Board or Committee as appropriate.

5.       ELIGIBILITY

                 Subject to the provisions of Section 7.14, an individual shall be eligible to participate in any Offering under the Plan if he or she (a) has been continuously employed by the Corporation and/or an Affiliate for such minimum period (not to exceed two years) prior to such Grant Date as the Board shall fix and (b) is customarily employed by the Corporation and/or an Affiliate at least 20 hours per week and five months per calendar year. A member of the Board who is not also an employee of the Corporation and/or an Affiliate shall not be eligible to participate in the Plan.

6.       OFFERINGS

                 During the term of the Plan, the Corporation will make one or more offerings ("Offering") in which Options to purchase Common Stock will be granted to Eligible Employees under the Plan. The terms and conditions of Options to be granted in any such Offering will be determined by the Board under Section 7. In connection with any Offering, if the number of shares for which Eligible Employees elect to participate shall be greater than the shares remaining available, the available shares shall, at the end of the Offering Period, be allocated among the Participating Employees pro rata on the basis of the number of shares for which each has elected to participate.

7.       TERMS AND CONDITIONS OF OPTIONS

                 7.1 Subject to the limitations herein contained, the Board shall determine the terms of Options in each Offering all of which shall be granted on the same date (the "Grant Date").

                 7.2 The Option price per share for each Offering shall be determined by the Board, but shall in no instance be less than the lower of 85% of the fair market value of a share of the Common Stock on the Grant Date, or 85% of the fair market value of a share of the Common Stock on the date the Option is exercised (the "Exercise Date"). The fair market value of a share of the Common Stock on the Grant Date or the Exercise Date shall be the last trade price of the Common Stock as reported in the NASDAQ over-the-counter market for National Market Issues by The Wall Street Journal on such Grant Date or Exercise Date, as determined by the Board, or if no report is available for such date, on the next subsequent date for which such a report is available.

                 7.3 The expiration date of the Options granted under each Offering shall be determined by the Board on or prior to the Grant Date for such Offering, but in no event shall such expiration be more than 27 months from the Grant Date for such Offering.

                 7.4 All Eligible Employees to whom Options are granted shall have the same rights and privileges within the meaning of Section 423 of the Code, and applicable rules and regulations thereunder.

                 7.5 Each Eligible Employee who desires to participate in an Offering shall elect to do so in such manner as may be prescribed from time to time by the Board.

                 7.6 A Participating Employee shall exercise his or her Option by delivering notice of exercise to the Plan Administrator or a person designated by the Plan Administrator at such time and in such manner as the Board shall prescribe.

                 7.7 Upon exercise of an Option, full payment for the shares subject to the Option shall be made in such form or manner as the Board shall fix.

                 7.8 The Board may (but is not required to) establish on such terms and conditions as it shall determine (subject, however, to the requirements of Section 423 of the Code) a payroll deduction system for the purchase of shares covered by the Options hereunder. If there are payroll deductions under any Offering, the Corporation or an Affiliate shall maintain a payroll deduction account for each Participating Employee. The Board may (but is not required to) provide for interest at such rate as the Board shall determine to be credited to the payroll deduction accounts.

                 7.9      Subject to such requirements or limitations of
Section 423 of the Code as shall apply, the Board shall establish rules, terms and conditions for each Offering governing the exercise of outstanding Options in the event of a Participating Employee's termination of employment or change in employment status.

                 7.10 The Corporation will seek to obtain from each regulatory committee or agency having jurisdiction such authority as may be required to issue and sell shares of Common Stock to satisfy Options granted under the Plan. Inability of the Corporation to obtain from any such regulatory commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance and sale of its Common Stock to satisfy Options granted under the Plan, shall relieve the Corporation from any liability for failure to issue and sell Common Stock to satisfy such Options pending the time when such authority is obtained or is obtainable.

                 7.11 Neither an Eligible Employee to whom an Option is granted under the Plan nor his or her transferee shall have any rights as a stockholder with respect to any shares covered by his or her Option until the date of the issuance of a stock certificate to him or her for such shares.

                 7.12 Options granted under the Plan shall not be transferable, except by will or by the laws of descent and distribution, and may be exercised during the lifetime of a Participating Employee only by him or her.

                 7.13 Each Option granted under the Plan shall be evidenced by such instrument or documentation, if any, as the

Board shall establish, which shall be dated the Grant Date and shall comply with and be subject to the terms and conditions of the Plan.

                 7.14 No Eligible Employee shall be granted an Option under the Plan if such Eligible Employee, immediately after the Option is granted, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation, determined in accordance with
Section 423(b)(3) of the Code. No Eligible Employee shall be granted an Option under the Plan which permits his or her right to purchase Common Stock under all employee stock purchase plans of the Corporation (qualifying under Section 423 of the Code) to accrue at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of fair market value of the Common Stock (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

                 7.15 Nothing in the Plan or in any Option granted under the Plan shall confer on any Participating Employee any right to continue in the employ of the Corporation or any of its Affiliates or to interfere in any way with the right of the Corporation or any of its Affiliates to terminate his or her employment at any time.

8.       FUNDS

                 All amounts held by the Corporation or an Affiliate in payroll deduction accounts under the Plan may be used for any corporate purpose of the Corporation or Affiliate.

9.       ADJUSTMENT IN NUMBER OF SHARES AND IN OPTION PRICE

                 In the event there is any change in the Common Stock through declarations of stock dividends or stock split-ups, recapitalizations resulting in stock split-ups, or combinations or exchanges of shares, or otherwise, appropriate adjustments in the number of shares available for Option, as well as the shares subject to any Option and the Option price thereof, shall be made, provided that no fractional shares shall be subject to an Option and each Option shall be adjusted down to the nearest full share.

10.      AMENDMENT OF THE PLAN

                 The Board at any time, and from time to time, may amend the Plan, provided however, that except as provided in Section 9, approval by the Shareholders of the Company shall be required (i) to increase the aggregate number of shares which may be issued under the Plan and (ii) to the extent necessary to preserve the qualification of the Plan under Rule 16b-3.


11.      TERMINATION OR SUSPENSION OF THE PLAN

                 The Board may at any time suspend or terminate the Plan. The Plan, unless sooner terminated, shall terminate on March 10, 2002. No Offering shall be made under the Plan while it is suspended or after it is terminated.